Exhibit 5.1

February 29, 2016

HeartWare International, Inc.

500 Old Connecticut Path

Framingham, Massachusetts 01701

Re: Registration of HeartWare International, Inc. Common Stock on Form S-8

Ladies and Gentlemen:

In connection with the registration of up to 1,100,000 shares of Common Stock of HeartWare International, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the HeartWare International, Inc. 2012 Incentive Award Plan adopted February 22, 2012 (as amended by Amendment No. 1 effective June 29, 2015 and as may be further amended or modified from time to time) (the “Plan”), you have requested my opinion set forth below.

In my capacity as general counsel, I am familiar with the proceedings undertaken by the Company in connection with the issuance of the Shares under the Plan and I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan, and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf Title: Senior Vice President, General Counsel and Secretary